Exhibit 99.1

Q1 2019 Zynga Quarterly Earnings Letter May 1, 2019

Dear Shareholders,

We look forward to discussing our Q1 2019 results during today’s earnings call at 2:00 p.m. PT. Our quarterly earnings letter below details our Q1 performance, as well as our outlook for Q2 and growth opportunities for 2019 and beyond. Please note that we manage our business based on topline measures including revenue, which is composed of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform its decisions.

Executive Summary

We are beginning 2019 with tremendous momentum delivering outstanding Q1 results including our highest mobile revenue and bookings quarter ever.

Our focus on growing our live services portfolio is working. In particular, Empires & Puzzles, Merge Dragons! and CSR2 delivered strong revenue and record bookings in the quarter, while Words With Friends achieved its best Q1 revenue and bookings.

Given the strong momentum of our live services, we are raising our full year 2019 guidance to $1.2 billion in revenue, up 32% year-over-year and an increase of $50 million versus our prior guidance. We are raising our bookings guidance to $1.45 billion, up 50% year-over-year and an increase of $100 million versus our prior guidance. This puts us on track to deliver our strongest annual revenue since 2012 and highest bookings in Zynga history.

On top of this live services foundation, we expect to launch new games in the second half of 2019 that will further enhance our growth in 2020 and beyond. We recently soft launched two new games – Game of Thrones Slots Casino and a title from Small Giant Games, Puzzle Combat – to begin gathering player feedback and testing for long-term engagement.

It is an incredibly exciting time for Zynga. We are executing on our multi-year growth strategy and are positioned to be one of the fastest-growing public gaming companies in 2019.

Q1 Highlights

•	Revenue of $265 million, up 27% year-over-year. Bookings of $359 million, up 64% year-over-year.
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Best mobile revenue and bookings performances in Zynga history; mobile revenue of $246 million, up 35% year-over-year, and mobile bookings of $341 million, up 77% year-over-year. Mobile now accounts for 93% of total revenue and 95% of total bookings.

•	Record mobile online game – or mobile user pay – revenue of $183 million, up 31% year-over-year and mobile user pay bookings of $278 million, up 85% year-over-year.
•	Highest Q1 mobile advertising quarter with mobile advertising revenue of $63 million, up 48% year-over-year and mobile advertising bookings of $63 million, up 46% year-over-year.
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Exceptional Q1 performance driven by our live services portfolio, in particular by strong revenue and record bookings from Empires & Puzzles, Merge Dragons! and CSR2, while Words With Friends also delivered its best Q1 mobile revenue and bookings in franchise history.

•

The integrations of Gram Games and Small Giant Games into Zynga have gone extremely well. Merge Dragons! and Empires & Puzzles are performing ahead of expectations, resulting in an $86 million increase in contingent consideration on the acquisitions. These titles were also the primary drivers of our largest-ever increase in deferred revenue of $94 million.

•

Due primarily to the material increase in deferred revenue, coupled with the significant contingent consideration accrual in the quarter, GAAP operating expenses represented 108% of revenue in the quarter, up from 65% of revenue in Q1 2018, while non-GAAP operating expenses accounted for 51% of bookings, down from 55% of bookings in Q1 2018.

Financials

In Q1, we delivered revenue of $265 million, above our guidance by $25 million and up $57 million or 27% year-over-year from strong bookings growth offset by a significant increase in deferred revenue. Bookings were $359 million, beating our guidance by $34 million and up $140 million or 64% year-over-year. These better than expected results were driven by outstanding performances from Merge Dragons! and Empires & Puzzles, as well as strong contributions from CSR2, Words With Friends and Hit It Rich! Slots.

We delivered record mobile revenue and bookings performances with mobile revenue up 35% year-over-year and mobile bookings up 77% year-over-year. Mobile now represents 93% of total revenue versus 88% a year ago and 95% of total bookings versus 88% in Q1 2018.

The exceptional performances of both Empires & Puzzles and Merge Dragons! were the primary contributors to our largest-ever increase in deferred revenue of $94 million versus our guidance of an increase of $85 million and an increase of $11 million in Q1 2018.

While the release of this GAAP deferral will have a positive impact on revenue and profitability in future periods, it represents a $94 million reduction in revenue, net income and Adjusted EBITDA in the current period. On a year-over-year basis, the difference in the change in deferred revenue represents an $83 million decrease in the year-over-year change in revenue, net income and Adjusted EBITDA.

($ in millions) Q1’19 Actuals Q1’18 Actuals Variance $ (Y/Y) Variance % (Y/Y) Q1’19 Guidance Variance $ (Guidance) Variance % (Guidance) Revenue $265 $208 $57 27% $240 $25 11% Net income (loss) ($129) $6 ($134) NM ($59) ($70) (118%) Bookings $359 $219 $140 64% $325 $34 11% Adjusted EBITDA (1) ($19) $27 ($45) NM ($29) $10 36% Net release of (increase in) deferred revenue (2) ($94) ($11) ($83) NM ($85) ($9) 11%

Note: Certain measures as presented differ due to the impact of rounding.

(1) Adjusted EBITDA includes the net release of (increase in) deferred revenue.

(2) For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

Due primarily to the material increase in deferred revenue, coupled with the significant contingent consideration accrual in the quarter, GAAP operating expenses represented 108% of revenue, up from 65% of revenue in Q1 2018. Stronger operating leverage in R&D and G&A expenses resulted in non-GAAP operating expenses accounting for 51% of bookings, compared to 55% of bookings in Q1 2018.

We finished Q1 with a net loss of $129 million, versus our guidance for a net loss of $59 million. The greater net loss versus guidance was primarily driven by the outperformance of our recent acquisitions. Specifically, Merge Dragons! and Empires & Puzzles are performing well ahead of our expectations and as a result, we recorded an $86 million increase in the contingent consideration for the acquisitions versus our guidance of a $10 million increase.

Our Adjusted EBITDA was a loss of $19 million, better than our guidance by $10 million and a decrease of $45 million year-over-year. Q1 is typically a seasonally low cash flow quarter and in the period we generated an operating cash inflow of $2 million versus an operating cash outflow of $4 million in Q1 2018.

Product

We continue to grow our live services portfolio by delivering a steady cadence of innovative bold beats, new content and game play modes designed to engage and attract current, lapsed and new audiences. In Q1, our better than expected results were driven by outstanding performances from Merge Dragons! and Empires & Puzzles, as well as strong contributions from CSR2, Words With Friends and Hit It Rich! Slots.

Merge Dragons! completed a tremendous Q1, delivering a record revenue and bookings quarter, with revenue up 91% sequentially and bookings up 64% sequentially. Bold beats included several holiday-themed events, including Lunar New Year, Rio Carnival and Valentine’s Day. The game continues to attract new audiences effectively through paid user acquisition and repeatedly broke into the Top 25 U.S. Grossing Game charts on the Google Play Store and Apple App Store during the quarter.

Empires & Puzzles, in its first quarter post-acquisition, had an impressive start to the year with positive momentum from a strong holiday period. In the quarter, we introduced Wonderland, a special event that featured five new whimsical heroes, and a new mode for weekly Player-versus-Player (PvP) Raids. During the quarter, Empires & Puzzles repeatedly broke into the Top 10 U.S. Grossing Game charts on the Google Play Store and Apple App Store.

CSR2 finished Q1 with strong revenue, up 27% year-over-year, and record bookings, up 16% year-over-year. This performance was driven by continued engagement with our Legends bold beat, as well as the completion of a Formula Italia event series that showcased a collection of iconic Italian cars. In Q1, we also reintroduced our partnership with Universal Brand Development, bringing back new Fast & Furious-themed events. Throughout the summer, we’ll be featuring more epic cars from this famous entertainment franchise including the Fast & Furious Flip Car and the Chevrolet Camaro RS-Z28.

Words With Friends had a great start to the year with mobile revenue up 49% year-over-year and mobile bookings up 38% year-over-year driven by a strong advertising performance and continued growth in user pay monetization. Our Tile Styles feature continues to engage and delight our players, particularly the new Holi Color tile introduced in Q1. Players have also responded positively to our beta test of Words With Friends LIVE, a new bold beat that enables players to compete in a real-time word trivia game with a live host. We’re excited to have Garth Brooks co-host Words With Friends LIVE from our San Francisco headquarters later this evening.

Zynga Poker recently introduced a new World Poker Tour-themed bold beat, Spin and Win, offering players the thrilling experience of playing short tournaments with a chance to win up to 10 times their buy-in by spinning a prize wheel. Players have been highly engaged with this new feature; however, Zynga Poker continues to recover from platform changes and adjustments to its in-game economy that began in mid-2018. Q1 mobile revenue was down 17% year-over-year and mobile bookings were down 22% year-over-year. The sequential decline has improved versus that of Q4 2018 as mobile revenue was down 8% and mobile bookings were down 7% sequentially. We are confident that Zynga Poker will return to sequential growth in the second half of 2019 as the team introduces new bold beats to drive player acquisition and engagement.

Within our Social Slots portfolio, we have seen impressive year-over-year increases in engagement and monetization while Q1 mobile revenue was down 3% year-over-year and mobile bookings were down 4% year-over-year. Hit It Rich! Slots continues to deliver year-over-year mobile revenue and bookings growth, of 13% and 11%, respectively. In Q1, players continued to engage with an updated Collections event and a new Weekly Race bold beat.

In the second half of 2019, we expect to launch new titles from our talented development studios. We recently soft launched two new games to begin gathering player feedback and testing for long-term engagement – Game of Thrones Slots Casino, a new social casino experience based on the hit television series, and Puzzle Combat, a new title from Small Giant Games that combines modern combat role-playing themes and match-3 game elements. Over the coming quarters, we expect to soft launch additional titles.

Advertising

In the quarter, we delivered our highest Q1 advertising revenue and bookings with advertising revenue of $65 million, up 45% year-over-year, and advertising bookings of $65 million, up 44% year-over-year. Our strong results were driven by advertising network optimizations as well as the year-over-year additions of Small Giant Games and Gram Games.

Advertising Revenue Advertising Revenue % of Total Revenue 22% 25% $45 $65 Q1’18 Q1’19 Advertising Bookings Advertising Bookings % of Total Bookings 21% 18% $45 $65 Q1’18 Q1’19

Looking ahead, while we anticipate the digital advertising market will remain competitive, we continue to expect growth in our advertising revenue and bookings in the low double-digits through further optimizations and inventory expansion across our live services and new game launches. We expect advertising as a percentage of total bookings, and eventually as a percentage of total revenue, to decline relative to our historical levels driven by a higher user pay mix.

Q1 Player Metrics

As we noted a quarter ago, as of Q1 2019 we will no longer publish certain audience metrics as part of our earnings materials, as they become less representative of, and less relevant to, our total company performance. Specifically, we are no longer reporting web audience. We will also only provide our unique user metrics in our 10-Q and 10-K filings.

In Q1, our average mobile daily active users (DAUs) declined by 2% year-over-year as the additions of Empires & Puzzles, Merge Dragons! and 1010! were more than offset by decreases in older mobile games, Zynga Poker and Words With Friends. Our average mobile monthly active users (MAUs) declined by 12% year-over-year for reasons similar to mobile DAUs, as well as due to decreases in our chat games and Solitaire, which have a larger impact on mobile MAUs due to player behavior within those games.

On a sequential basis, we were pleased to see mobile DAUs up 8%, largely due to the addition of Empires & Puzzles and momentum in Merge Dragons!, as both games continue to acquire new audiences organically and through paid acquisition.

Users in millions Three Months Ended March 31, 2019 December 31, 2018 (2) March 31, 2018 (2) Q1’19 Q/Q Q1’19 Y/Y Average mobile DAUs (1) 22 21 23 8% (2%) Average mobile MAUs (1) 72 76 82 (5%) (12%) Average mobile daily bookings per average DAU (ABPU) $0.170 $0.130 $0.095 31% 80%

(1) We do not have the third party network login data to link an individual who has played under multiple user accounts and accordingly, actual Mobile DAU and Mobile MAU may be lower than reported due to the potential duplication of these individuals. Specifically, for the three months ended March 31, 2019, Mobile DAUs and Mobile MAUs incrementally include Solitaire, our Facebook Instant Games, games acquired from Gram Games in May 2018 and games acquired from Small Giant in January 2019; for the three months ended December 31, 2018, Mobile DAUs and Mobile MAUs incrementally include Solitaire, our Facebook Instant Games, the casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; and for the three months ended March 31, 2018, Mobile DAUs and Mobile MAUs incrementally include Daily Celebrity Crossword, Solitaire, our Facebook Instant Games and the casual card games acquired in December 2017.

(2) In the first quarter of 2019, we updated our methodologies and approaches for identifying automated attempts to replicate legitimate player activity. Amounts reported for the three months ended December 31, 2018 and March 31, 2018 have not been adjusted to reflect any subsequent updates to the reporting and estimation methodologies due to the potential variability in player behavior and other factors that can influence the various data sets. Assuming consistency in the player data profiles across periods, we estimate that the impact of new methodologies on the amounts previously reported during 2018 may reduce our average Mobile DAUs and average Mobile MAUs by approximately 5-10%. As a result, these audience metrics may not be comparable to prior periods.

Multi-Year Growth Strategy

It’s an incredibly exciting time for Zynga. Our multi-year growth strategy is working as we: (1) grow our live services, (2) create and acquire new forever franchises and (3) invest in emerging markets, technologies and platforms.

First, our strength in live services is the foundation of our multi-year growth strategy. Today, we have a highly diversified live services portfolio, anchored by our five forever franchises – CSR Racing, Empires & Puzzles, Merge Dragons!, Words With Friends and Zynga Poker. We will grow this live services portfolio by delivering innovative bold beats, including new content and game play modes designed to engage and attract current, lapsed and new audiences. In any given year, we expect strong, predictable growth from this portfolio with live services accounting for the vast majority of our total revenue and bookings. The sustainable profitability generated by our live services enables us to invest in new game development, as well as emerging platforms, technologies and markets.

Second, our goal is to create and acquire new forever franchises to add to our live services portfolio. We have an exciting new game pipeline that includes titles based on existing and new IPs such as FarmVille, CityVille and Puzzle Combat, as well as strategic licenses such as Game of ThronesTM, Harry PotterTM and Star WarsTM. These new titles are built within our global studio organization by teams that have been together for years and have a proven track record of developing successful games. We maintain a rigorous approach to engineering hits, which includes careful testing during soft launch and relentless iteration with the goal of delivering long-term player engagement. We currently have two new games in soft launch, Game of Thrones Slots Casino and Puzzle Combat, with more to come over the coming quarters.

Third, we are investing in emerging markets, technologies and platforms to accelerate future growth. As mobile devices continue to proliferate globally, more people will be playing games than ever before. We’re attacking this opportunity by expanding our Android audience and building games that appeal to players worldwide. In addition, the arrival of 5G and streaming technologies will enable higher-performance games, more streamlined player experiences and innovative new forms of distribution. New platforms such as chat and new categories like hyper-casual, as well as the emergence of cross-platform play, will also expand the overall accessibility of games and therefore Zynga’s total addressable market. This continuous evolution and innovation should deliver tailwinds for Zynga and expand our reach and growth potential over the long term.

Capital Allocation

As of March 31, 2019, we held $252 million of cash, cash equivalents and investments and had $100 million of debt outstanding on our $200 million revolving credit facility.

We continue to assess a number of additional actions to increase our cash reserves including the potential sale-leaseback of our San Francisco building as well as raising funds through debt financing alternatives.

As we execute on our multi-year growth strategy, we see opportunities to acquire talented teams, franchises and technologies to further enhance our three growth pillars. These additional resources will increase our flexibility to fund future acquisitions.

Q2 Guidance

•Revenue of $280 million

•Net increase in deferred revenue of $80 million

•Bookings of $360 million

•Net loss of $70 million

•Adjusted EBITDA loss of $18 million

In Q2, we expect $280 million in revenue, up $63 million or 29% year-over-year, with bookings of $360 million, up $126 million or 54% year-over-year.

Our Q2 topline performance will be driven by our mobile live services, anchored by our five forever franchises. We expect the year-over-year growth in bookings to be primarily driven by full quarter contributions from Small Giant Games and Gram Games in addition to strength in Words With Friends and CSR2. We expect this growth will be partially offset by declines in web and older mobile games as well as year-over-year softness in Zynga Poker.

Our bookings growth in Q2 will outpace revenue, driven primarily by the continued deferral of bookings from Empires & Puzzles and Merge Dragons!. This will account for the majority of the $80 million net increase in deferred revenue, up $63 million or 374% year-over-year. While the release of this deferral will have a positive impact on revenue and profitability in future quarters, it represents an $80 million reduction in revenue, net income and Adjusted EBITDA in Q2.

We expect a higher build in deferred revenue and an increase in the amortization of intangible assets from acquisitions to result in gross margins declining meaningfully year-over-year – but to be up sequentially. Excluding these factors, our gross margins are expected to be comparable year-over-year.

We expect our GAAP operating expenses as a percentage of revenue to increase significantly year-over-year and to be down on a sequential basis. The year-over-year increase as a percentage will be driven by the higher build of deferred revenue and an increase in contingent consideration expense in Q2 2019 as compared to Q2 2018. The sequential decline will be primarily due to reduced acquisition-related expenses and contingent consideration expense in Q2 2019 as compared to Q1 2019.

We expect our Non-GAAP operating expenses as a percentage of bookings to be broadly in line with the prior year quarter.

Similar to Q1 2019, we expect the mix to be more heavily weighted to sales and marketing, offset by lower R&D and G&A expenses as a percentage of bookings.

We expect our Non-GAAP operating expenses as a percentage of bookings to increase sequentially primarily due to higher marketing investment to further enhance our live services momentum, as well as initial pre-launch marketing for our next new game launch. We also expect to see a slight ramp in our R&D expenses as we continue to invest in our new game pipeline.

2019 & Beyond

Given the strong momentum of our live services, we are raising our full year 2019 guidance to $1.2 billion in revenue, up 32% year-over-year and an increase of $50 million versus our prior guidance. We have also raised our bookings guidance to $1.45 billion, up 50% year-over-year and an increase of $100 million versus our prior guidance. We expect a net increase in deferred revenue of $250 million, up $188 million or 301% year-over-year.

Our performance in 2019 will be primarily driven by our live services portfolio anchored by growth collectively across our five forever franchises. We have an exciting pipeline of new games under development and currently have two new games in soft launch.

Our raised guidance now puts us on track to deliver our strongest annual revenue since 2012 and highest annual bookings in Zynga history.

We anticipate that our bookings growth in 2019 will outpace revenue as we defer bookings primarily from our recently acquired title Empires & Puzzles, Merge Dragons!, as well as from new game launches this year. We expect this to result in a $250 million net increase in deferred revenue, which represents our largest deferred revenue build. While the release of this GAAP deferral will have a positive impact on revenue and profitability in future years, it represents a $250 million reduction in revenue, net income and Adjusted EBITDA in 2019.

In 2019, we continue to anticipate pressure on our gross margins due to a higher mix of user pay versus advertising and an increase in royalties on licensed IPs. In addition, we expect to ramp our development spend on our new game pipeline and to invest in launch marketing on titles releasing in 2019. These investments will modestly weigh on our overall operating margins in 2019 but should deliver returns in future years.

We continue to expect operating cash flow to grow in 2019, excluding the impact of tenant improvement payments.

Execution against our 2019 plan should position the company for further growth in 2020. We continue to expect low double-digit revenue and bookings growth with greater operating leverage, as our live services growth in 2020 is further enhanced by full year contributions from our 2019 new game launches. Over the next few years, we expect to make meaningful progress towards achieving margins more in-line with our peers on a like-for-like basis.

Closing

Zynga is a leading mobile-first, free-to-play, live services company on the largest and fastest-growing gaming platform. We are uniquely positioned to capitalize on the rapidly evolving gaming landscape at a time when demand for interactive digital experiences is reaching new highs.

We are pleased to have begun 2019 with tremendous momentum and we remain focused on executing on our multi-year growth strategy to further scale the business and drive significant topline growth and margin expansion over the coming years. We are excited and confident in our ability to generate more value for players and shareholders.

Sincerely,
Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and second quarter of 2019, including under the headings “Executive Summary,” “Q2 Guidance” and “2019 & Beyond,” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth projections relating to our forever franchises, and confidence in our ability to grow our business in 2019 and beyond; our plans to launch new games featuring (i) owned IP, including FarmVille, CityVille and titles from Gram Games and Small Giant Games, and (ii) titles based on strategic licenses, including Game of Thrones™, Harry Potter™ and Star Wars™, and enhance existing games with new features and updates; the success of new product and feature launches and other special events, and the investments related to introductions of new games and features; our expectations regarding the advertising market, including anticipated trends in that market; our assessment of actions to increase cash reserves for future acquisitions, including through the potential sale-leaseback of our San Francisco building and additional debt financing alternatives; growth projections as a result of new technologies, such as 5G, and player preferences, such as cross-platform capabilities; our performance expectations regarding our legacy portfolio of web and older mobile games; and our ability to achieve and expectations related to financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, operating expenses, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. We assume no obligation and do not intend to update these estimates prior to filing our Quarterly Report on Form 10-Q.

Key Operating Metrics

We manage our business by tracking several operating metrics: “Mobile DAUs,” which measure daily active users of our mobile games, “Mobile MAUs,” which measure monthly active users of our mobile games, and “ABPU,” which measures our average daily mobile bookings per average Mobile DAU, each of which is recorded and estimated by our internal analytics systems. We determine these operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. We believe that the amounts are reasonable estimates of our user base for the applicable period of measurement and that the methodologies we employ and update from time-to-time are reasonably based on our efforts to identify trends in player behavior; however, factors relating to user activity and systems and our ability to identify and detect attempts to replicate legitimate player activity may impact these numbers.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple Mobile DAUs. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. We use Mobile DAUs as a measure of audience engagement.

Mobile MAUs. We define Mobile MAUs as the number of individuals who played one of our mobile games in the 30-day period ending with the measurement date. Under this metric, an individual who plays two different mobile games in the same 30-day period is counted as two Mobile MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple Mobile MAUs. Average Mobile MAUs for a particular period is the average of the Mobile MAUs at each month-end during that period. We use Mobile MAUs as a measure of total game audience size.

Mobile ABPU. We define Mobile ABPU as our total bookings in a given period, divided by the number of days in that period, divided by, the average Mobile DAUs during the period. We believe that Mobile ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use Mobile ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model our social games is designed so that, as there are more players that play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on Mobile DAUs, Mobile MAUs and Mobile ABPU, which together we believe best reflect key audience metrics.

Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

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Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, legal settlements and related legal expense, and restructuring expense;

•	Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures.

Zynga Inc.

Consolidated Balance Sheets

(In thousands, unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$199,725	$544,990
Short-term investments	46,694	36,232
Accounts receivable, net of allowance of $0 at March 31, 2019 and December 31, 2018	147,958	91,630
Restricted cash	35,006	35,006
Prepaid expenses	29,384	26,914
Other current assets	20,506	12,505
Total current assets	479,273	747,277
Long-term investments	5,972	—
Goodwill	1,471,365	934,187
Intangible assets, net	285,146	118,600
Property and equipment, net	268,101	266,557
Right-of-use assets	19,042	—
Restricted cash	30,018	—
Prepaid expenses	29,108	30,774
Other non-current assets	64,101	49,308
Total assets	$2,652,126	$2,146,703
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,917	$26,811
Income tax payable	5,633	4,895
Deferred revenue	285,953	191,299
Debt	100,000	100,000
Operating lease liabilities	9,056	—
Other current liabilities	257,240	156,829
Total current liabilities	672,799	479,834
Deferred revenue	1,014	1,586
Deferred tax liabilities, net	35,119	16,087
Non-current operating lease liabilities	20,098	—
Other non-current liabilities	181,367	52,586
Total liabilities	910,397	550,093
Stockholders’ equity:
Common stock and additional paid-in capital	3,782,693	3,504,713
Accumulated other comprehensive income (loss)	(111,462)	(118,439)
Accumulated deficit	(1,929,502)	(1,789,664)
Total stockholders’ equity	1,741,729	1,596,610
Total liabilities and stockholders’ equity	$2,652,126	$2,146,703

Zynga Inc.

Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenue:
Online game	$200,164	$176,928	$161,553
Advertising and other	65,239	71,760	46,679
Total revenue	265,403	248,688	208,232
Costs and expenses:
Cost of revenue	121,643	82,842	69,042
Research and development	161,880	70,983	60,825
Sales and marketing	102,011	67,178	50,855
General and administrative	21,504	26,964	23,253
Total costs and expenses	407,038	247,967	203,975
Income (loss) from operations	(141,635)	721	4,257
Interest income	443	1,518	1,810
Other income (expense), net	2,112	3,132	3,401
Income (loss) before income taxes	(139,080)	5,371	9,468
Provision for (benefit from) income taxes	(10,252)	4,812	3,859
Net income (loss)	$(128,828)	$559	$5,609

Net income (loss) per share attributable to common stockholders:
Basic	$(0.14)	$0.00	$0.01
Diluted	$(0.14)	$0.00	$0.01

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	926,230	860,673	869,627
Diluted	926,230	882,769	893,774

Stock-based compensation expense included in the above line items:
Cost of revenue	$284	$347	$431
Research and development	11,715	11,124	8,625
Sales and marketing	2,487	2,213	1,836
General and administrative	4,287	4,319	3,221
Total stock-based compensation expense	$18,773	$18,003	$14,113

Zynga Inc.

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Cash flows from operating activities:
Net income (loss)	$(128,828)	$559	$5,609
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21,080	12,695	7,731
Stock-based compensation expense	18,773	18,003	14,113
(Gain) loss from foreign currency, sales of investments, assets and other, net	154	(234)	1,951
(Accretion) and amortization on marketable debt securities, net	(153)	(687)	(549)
Noncash lease expense	1,449	—	—
Change in deferred income taxes and other	(20,374)	(1,557)	1,322
Changes in operating assets and liabilities:
Accounts receivable, net	(30,001)	15,323	10,682
Prepaid expenses and other assets	3,318	(3,584)	(4,786)
Accounts payable	(14,293)	17,803	(9,574)
Deferred revenue	86,474	18,580	11,234
Income tax payable	(5,361)	3,064	(5,004)
Operating lease and other liabilities	69,309	9,965	(36,676)
Net cash provided by (used in) operating activities	1,547	89,930	(3,947)
Cash flows from investing activities:
Purchases of investments	(29,756)	(66,397)	(124,822)
Maturities of investments	8,500	135,500	160,000
Sales of investments	4,987	79,169	—
Acquisition of property and equipment	(5,058)	(3,964)	(1,424)
Proceeds from sale of property and equipment	46	—	25
Business acquisitions, net of cash acquired and restricted cash held in escrow	(299,357)	(365)	—
Release of restricted cash escrow from business combinations	—	—	(22,800)
Other investing activities, net	—	146	—
Net cash provided by (used in) investing activities	(320,638)	144,089	10,979
Cash flows from financing activities:
Proceeds from issuance of debt, net	—	99,100	—
Taxes paid related to net share settlement of stockholders' equity awards	(11,010)	(6,444)	(6,364)
Repurchases of common stock	—	(17,760)	(39,544)
Proceeds from issuance of common stock	4,939	1,043	3,311
Repayment of debt	(1,364)	—	—
Other financing activities, net	(326)	—	—
Net cash provided by (used in) financing activities	(7,761)	75,939	(42,597)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	11,605	(1,415)	1,476

Net change in cash, cash equivalents and restricted cash	(315,247)	308,543	(34,089)
Cash, cash equivalents and restricted cash, beginning of period	579,996	271,453	405,677
Cash, cash equivalents and restricted cash, end of period	$264,749	$579,996	$371,588

Zynga Inc.

Reconciliation of GAAP to Non-GAAP Results

(In thousands, unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Reconciliation of Revenue to Bookings: Total
Revenue	$265,403	$248,688	$208,232
Change in deferred revenue	94,082	18,578	11,240
Bookings: Total	$359,485	$267,266	$219,472

Reconciliation of Revenue to Bookings: Mobile
Revenue	$246,093	$227,709	$182,601
Change in deferred revenue	95,305	19,881	10,822
Bookings: Mobile	$341,398	$247,590	$193,423

Reconciliation of Revenue to Bookings: Advertising
Revenue	$65,195	$71,569	$44,826
Change in deferred revenue	(266)	(351)	296
Bookings: Advertising	$64,929	$71,218	$45,122

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(128,828)	$559	$5,609
(Benefit from) provision for income taxes	(10,252)	4,812	3,859
Other income, net	(2,112)	(3,132)	(3,401)
Interest income	(443)	(1,518)	(1,810)
Restructuring expense, net	—	13	471
Depreciation and amortization	21,080	12,695	7,731
Acquisition-related transaction expenses	7,356	844	—
Contingent consideration fair value adjustment	85,500	2,500	—
(Gain) loss on legal settlements and related legal expense	(9,627)	2,333	—
Stock-based compensation expense	18,773	18,003	14,113
Adjusted EBITDA	$(18,553)	$37,109	$26,572

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$285,395	$165,125	$134,933
Restructuring expense, net	—	(13)	(444)
Amortization of intangible assets from acquisition	(291)	(437)	(534)
Acquisition-related transaction expenses	(7,356)	(844)	—
Contingent consideration fair value adjustment	(85,500)	(2,500)	—
Gain (loss) on legal settlements and related legal expense	9,627	(2,333)	—
Stock-based compensation expense	(18,489)	(17,656)	(13,682)
Non-GAAP operating expense	$183,386	$141,342	$120,273

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$1,547	$89,930	$(3,947)
Acquisition of property and equipment	(5,058)	(3,964)	(1,424)
Free cash flow	$(3,511)	$85,966	$(5,371)

Zynga Inc.

Reconciliation of GAAP to Non-GAAP
Second Quarter Guidance

(In thousands, except per share data, unaudited)

	Second Quarter 2019 Guidance	Second Quarter 2018 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$280,000	$217,045	$62,955
Change in deferred revenue	80,000	16,884	63,116
Bookings	$360,000	$233,929	$126,071

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(70,000)	$(911)	$(69,089)
(Benefit from) provision for income taxes	(4,000)	2,330	(6,330)
Other income, net	(1,000)	(2,605)	1,605
Interest income	—	(1,800)	1,800
Restructuring expense	—	400	(400)
Depreciation and amortization	21,000	9,178	11,822
Acquisition-related transaction expenses	—	1,283	(1,283)
Contingent consideration fair value adjustment	15,000	1,500	13,500
Stock-based compensation expense	21,000	17,369	3,631
Adjusted EBITDA	$(18,000)	$26,744	$(44,744)

GAAP diluted shares	935,000	858,666	76,334
Diluted net loss per share	$(0.07)	$(0.00)	$(0.07)

Zynga Inc.

Reconciliation of GAAP to Non-GAAP
Raised Fiscal Year 2019 Guidance

(In thousands, unaudited)

	Raised Fiscal Year 2019 Guidance	Fiscal Year 2018 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$1,200,000	$907,208	$292,792
Change in deferred revenue	250,000	62,334	187,666
Bookings	$1,450,000	$969,542	$480,458